UNITED STATES

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BLUE OWL CAPITAL CORPORATION

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BLUE OWL Blue Owl Capital Corporation (OBDC) Q1 2024 Results Proxy materials for our annual meeting were recently filed with the SEC. We value your participation in this meeting. If you were a shareholder as of March 25, 2024, please vote by going to www.proxyvote.com and providing the control number listed in the email or proxy card you received, or by calling 1-866-584-0652. This year’s meeting is scheduled for June 21, 2024 We are pleased to bring to your attention that yesterday afternoon Blue Owl Capital Corporation (NYSE: OBDC) announced first quarter 2024 earnings

B BLUE OWL Blue Owl Capital Corporation (OBDC) 2024 Annual Meeting of Shareholders Proxy materials for our annual meeting were recently filed with the SEC. We value your participation in this meeting. If you were a shareholder as of March 25, 2024, please vote by going to www.proxyvote.com and providing the control number listed in the email or proxy card you received, or by calling 1-866-584-0652. This year’s meeting is scheduled for June 21, 2024. FOR FINANCIAL PROFESSIONAL AND INSTITUTIONAL USE ONLY All investments are subject to risk, including the loss of the principal amount invested. These risks may include limited operating history, uncertain distributions, inconsistent valuation of the portfolio, changing interest rates, leveraging of assets, reliance on the investment advisor, potential conflicts of interest. payment of substantial fees to the investment advisor and the dealer manager, potential illiquidity, and liquidation at more or less than the original amount invested. Diversification will not guarantee profitability or protection against loss. Performance may be volatile, and the NAV may fluctuate. This email is for informational purposes only and is not an offer or a solicitation to sell or subscribe for any fund and does not constitute investment, legal, regulatory, business, tax, financial, accounting, or other advice or a recommendation regarding any securities of Blue Owl, of any fund or vehicle managed by Blue Owl, or of any other issuer of securities. Only a definitive offering document can make such an offer. Our mailing address is: Blue Owl Capital 399 Park Ave, 37th Floor New York, NY 10022 Copyright Blue Owl Capital Inc. 2024. All rights reserved. Want to change how you receive these emails? You can update your preferences or unsubscribe from this list